Exhibit 4.7

STOCK PLEDGE AGREEMENT, dated as of August 25, 2005 (the “Agreement”), entered into between Intcomex Holdings, SPC-I, LLC (the “Pledgor”), in favor of The Bank of New York , in its capacity as trustee under the Indenture referred to below (the “Pledgee”), for the equal and ratable benefit of the Holders.

RECITALS

(a) WHEREAS, pursuant to the Purchase Agreement, dated August 16, 2005 (the “Purchase Agreement”), by and among Intcomex, Inc. (the “Issuer”), the several initial purchasers named in Schedule A thereto (the “Initial Purchasers”), Intcomex Holdings, LLC (“Holdings”), the Pledgor and Software Brokers of America, Inc. (“SBA” and Holdings and the Pledgor, in such capacity, the “Guarantors”), the Issuer has issued and sold to such purchasers (in the proportions set forth in the Purchase Agreement) the aggregate principal amount of U.S.$120,000,000 aggregate principal amount of 11 3/4% second priority senior secured notes due 2011 (the “Notes”), which have been issued under and pursuant to an Indenture dated August 25, 2005 (the “Indenture”) entered into among the Issuer, the Guarantors and the Pledgee.

(b) WHEREAS, in order to induce the purchasers to execute and deliver the Purchase Agreement and the Indenture and to purchase the Notes, the Issuer, pursuant to the terms of the Indenture, agreed to cause the Pledgor to execute and deliver to the Pledgee, in its capacity as trustee of the Holders and for the benefit of the Pledgee and the Holders, a pledge agreement granting the Pledgee a first priority security interest in and to shares representing 65% (sixty five percent) of the outstanding capital stock of Centel, S.A. de C.V. (“Centel”) pursuant to the terms and conditions set forth in this agreement.

Representations and Warranties

I.	The Pledgor represents and warrants that:

(a)	It is a limited liability company duly organized and existing under the laws of the State of Delaware, United States of America.

(b)	It has the corporate authority and has obtained all required corporate and other approvals necessary to execute and deliver this Agreement and perform its obligations hereunder.

(c)	Its representative has sufficient authority to execute this Agreement on its behalf, which authority has not been revoked, limited or otherwise modified.

(d)	The execution, delivery and performance of this Agreement (and the creation and perfection of the pledge contemplated herein) does not violate its organizational documents or any law, regulation, judgment, award or order applicable to it or any contract, agreement, deed or other instrument to which it is a party or to which its properties are subject or result in the creation or imposition of any Lien, claim or rights of third parties upon or with respect to any such properties other than the pledge created under this Agreement.

(e)	It is the legal and beneficial owner, free of any Lien, claim or any rights of third parties (except for the pledge created under this Agreement and Permitted Collateral Liens) of 19,999 Series B-1 shares representing the capital stock of Centel, of which 13,000 shares (the “Pledged Shares”) representing 65% of the capital stock of Centel are being pledged to the Pledgee pursuant to this Agreement. Each of the Pledged Shares has been duly authorized, validly issued and is fully paid and non-assessable.

(f)	This Agreement and the pledge of the Collateral (as defined below) pursuant hereto creates a valid and perfected first priority security interest in the Collateral, securing payment of the Secured Obligations (as defined below), and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

(g)	No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the pledge by the Pledgor of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) for the perfection or maintenance of the pledge created hereby (including the first priority nature of such pledge) or (iii) for the exercise by the Pledgee of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement.

(h)	It wishes to guarantee and secure the payment of all the obligations of the Issuer and the Guarantors now or hereafter existing under the Notes, whether for principal, interest, fees, expenses and all other amounts payable thereunder by means of the pledge of the Pledged Shares in accordance with the terms and subject to the conditions set forth herein.

II.	The Pledgee represents and warrants that:

(a)	It is a banking corporation duly incorporated and existing under the laws of the State of New York, United States of America.

(b)	Its representative has sufficient authority to execute this Agreement on its behalf, authority which has not been revoked, limited or otherwise modified in any manner whatsoever.

NOW, THEREFORE, in consideration of the representations and warranties of the Pledgor and of the mutual agreements herein contained, the parties to this Agreement hereby agree as follows:

Section 1. Definitions. Terms defined in the Indenture and not otherwise defined herein are used herein as therein defined. Capitalized terms as used herein and not otherwise defined shall have the following meanings (being such meanings equally applicable in both singular and plural forms of such terms):

“Centel” has the meaning specified in the Recitals.

“Collateral” has the meaning specified in Section 2 of this Agreement.

“Event of Default” has the meaning assigned to such term in section 6.1. of the Indenture or the breach by Pledgor of any of its obligations under this Agreement, indistinctively.

“LGTOC” has the meaning specified in Section 2 of this Agreement.

“Permitted Collateral Liens” shall have the meaning assigned to such term in the Indenture.

“Pledged Shares” has the meaning specified in Representation and Warranty I(e) hereof.

“Pledgor” has the meaning specified in the preamble of this Agreement.

“Secured Obligations” means any and all payment obligations of the Issuer and the Guarantors under any of the Notes and the Indenture, including without limitation payment obligations of principal, ordinary interest, default interest, commissions, fees, indemnities, expenses, collection costs or any other amount payable thereunder.

Section 2. Creation of the Pledge. (a) In order to secure performance of the Secured Obligations, the Pledgor hereby grants in favor of the Pledgee, for the benefit of the Pledgee and the equal and ratable benefit of the Holders of the Notes from time to time, a duly perfected pledge of, and security interest in, all of its rights and title in and to the following collateral: the Pledged Shares, and all dividends, cash, instruments, shares and other property from time to time received, receivable, payable or otherwise distributed in respect of or in exchange for any or all of the Pledgor’s interest in such Pledged Shares (collectively, the “Collateral”).

Further, the Pledgor hereby agrees to grant in favor of the Pledgee, a perfected pledge of, and security interest in, any additional shares representing the capital stock of Centel (or other ownership interests in Centel issued with respect to such shares) acquired by the Pledgor from time to time during the term of this Agreement in order for the Pledged Shares to represent, at all times, no less than sixty-five percent (65%) of the outstanding capital stock of Centel; provided, however, that if at any time, and for any reason, the Pledged Shares represent more than sixty-five percent of the outstanding capital stock of Centel, the Pledgee shall release to the Pledgor any Pledged Shares in excess of such maximum percentage. Notwithstanding the foregoing, in the event that Rule 3-16 of Regulation S-X under the Securities and Exchange Act of 1933, as amended (or any successor regulation) (the “Securities Act”) requires the filing with the

Securities and Exchange Commission (the “Commission”) of separate financial statements of Centel because Centel’s Capital Interests (as such term is defined in the Indenture) are pledged as Collateral securing the Notes, the portion (or, if necessary, all) of such Capital Interests necessary to eliminate such filing requirement will automatically be deemed released and to not have been part of the “Collateral”.

(b) For purposes of perfecting the pledge and security interest created hereunder, as required by Article 334, Section II of the Mexican General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito; the “LGTOC “), on the date hereof, the Pledgor:

(i)	delivers to the Pledgee the original share certificates evidencing the Pledged Shares duly endorsed in guaranty in favor of the Pledgee; and

(ii)	delivers to the Pledgee a certified copy of the stock registry book (Libro de Registro de Acciones) of the Company, containing a notation stating that the Pledged Shares have been pledged in favor of the Pledgee, together with a certificate signed by the Secretary of the Board of Directors of the Company indicating that such pledge has been registered as provided above and such Secretary is aware of the contents of this Agreement.

(c) The Pledgor shall sign and deliver to the Pledgee, one day after the execution of this Agreement, the foreclosure letter attached hereto as Exhibit “A” for purposes of Article 344 of the LGTOC.

Section 3. Receipt. The Pledgor and the Pledgee hereby agree that the execution of this Agreement constitutes the acknowledgment of receipt of the share certificates representing the Pledged Shares by the Pledgee, for purposes of Article 337 of the LGTOC.

Section 4. Distributions. The Pledgor shall, subject to the applicable provisions of the Indenture, have the right to receive any cash dividends paid in respect of the Pledged Shares only as long as no Event of Default shall have occurred and be continuing under the Indenture.

As long as an Event of Default occurs and is continuing, the Pledgee shall be entitled to receive any and all dividends (including cash dividends) on the Pledged Shares and any and all distributions made on or in respect of the Collateral (whether in cash, in kind, in additional shares or in any other form); and any and all cash or other property received in exchange for or in respect of any Pledged Shares shall be and become part of the Collateral and, if received by the Pledgor, shall forthwith be delivered to the Pledgee (together with, if appropriate, proper instruments of assignment, endorsement of the relevant certificates, notations on the relevant registries and/or powers executed by the Pledgor) to be held in pledge hereunder, subject to the terms of this Agreement.

Section 5. Novation, Modification, etc. Neither the execution of this Agreement, nor the pledge and security interest contemplated herein shall constitute any novation, modification or payment of the Secured Obligations.

Section 6. Covenants. (a) So long as the Secured Obligations shall remain unsatisfied, the Pledgor shall:

(i) at any time and from time to time, promptly execute and deliver further instruments and documents, and take all further action, that may be necessary or that the Pledgee may reasonably request, in order to perfect and protect the security interest granted hereby, or to enable the Pledgee to exercise its rights and remedies hereunder;

(ii) not sell, assign or otherwise dispose of the Collateral, or create or permit to exist any Lien whatsoever upon or with respect to any of the Pledged Shares (except for the pledge and security interest created by this Agreement) other than Permitted Collateral Liens; and

(iii) subject to Section 2(a), promptly deliver or cause to be delivered to the Pledgee upon the subscription (whether directly or indirectly through any subsidiary or affiliate or in any other manner) and payment of any capital increase in the capital of the Company, or upon the payment of a dividend in shares by the Company, the certificates received by the Pledgor (or any subsidiary or affiliate) evidencing such shares together with, if appropriate, proper instruments of assignment, endorsement of the relevant certificates, notations on the relevant registries and/or powers executed by the Pledgor solely if necessary to comply with the requirement that the Pledged Shares shall at all times represent no less than sixty-five percent (65%) of the outstanding capital stock of the Centel; provided, that in the event that Rule 3-16 of Regulations S-X under the Securities Act requires the filing with the Commission of separate financial statements of Centel because Centel’s Capital Interests (as such term is defined in the Indenture) are pledged as Collateral securing the Notes, the portion (or, if necessary, all) of such Capital Interests necessary to eliminate such filing requirement will automatically be deemed released an to not have been part of the “Collateral”.

Section 7. Release of Collateral. If all of the conditions to release of Collateral set forth in Article X of the Indenture have been satisfied, the Pledgee must at any time thereafter, at the Pledgor’s request and cost, discharge and release this Pledge and the security created by it to the extent requested by the Pledgor, and release, re-assign and transfer all the Pledged Shares to the Pledgor.

Section 8. Voting. (a) So long as no Event of Default shall have occurred and be continuing under the Indenture, the Pledgor shall be entitled to exercise all voting rights pertaining to the Collateral.

(b) Upon written notice to the Pledgor by the Pledgee following the occurrence and during the continuance of an Event of Default, all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to pursuant to Section 8(a) shall cease, and all such rights shall thereupon become vested in the Pledgee, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights.

Section 9. Enforcement. (a) If an Event of Default under 6.1 of the Indenture shall have occurred and be continuing, then the Pledgee may enforce, at the expense of the Pledgor, the pledge and security interest granted in favor of the Pledgee hereunder, following the necessary and applicable procedures available under Mexican law.

(b) Proceeds resulting from the enforcement of the Pledgee’s rights hereunder, shall be applied in accordance with the Indenture.

Section 10. Pledgee Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Pledgee as the Pledgor’s special attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Pledgee’s discretion, to take any action and to execute any instrument that the Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquaintance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(b) to receive, endorse and collect any drafts or other instruments and documents in connection with clause (a) above, and

(c) to file any claims or take any action or institute any proceedings that the Pledgee may deem necessary or desirable for the collection of any of the Collateral in terms of this Agreement, or otherwise to enforce compliance with the rights of the Pledgee with respect to any of the Collateral.

provided, however, that the exercise of this power is subject to the occurrence and continuance of an Event of Default.

Section 11. Pledgee May Perform. If the Pledgor fails to perform any agreement contained herein, the Pledgee may itself perform, or cause performance of, such agreement, and the expenses of the Pledgee incurred in connection therewith such be payable by the Pledgor as provided by Section 13(b) of this Agreement.

Section 12. Pledgee’s Duties. The powers conferred on the Pledgee hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Pledgee shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Pledgee has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Pledgee accords its own property.

In connection with its appointment and acting hereunder, Pledgee is entitled to all rights, privileges, protections, benefits, immunities and indemnities provided to it as trustee under the Indenture.

Section 13. Indemnity and Expenses. (a) The Pledgor agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Pledgee in connection with the enforcement of this Agreement and any proceeding ancillary thereto (including, without limitation, the reasonable and documented fees and expenses of counsel for the Pledgee).

(b) The Pledgor agrees to indemnify and hold harmless the Pledgee, and each of its affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any litigation or proceeding or preparation of a defense in connection therewith) this Agreement, any of the transactions contemplated herein, except to the extent such claim, damage, loss, liability or expense results from such Indemnified Party’s gross negligence or willful misconduct.

Section 14. Amendments; Waivers; Etc. Subject to the provisions of the Indenture, no amendment or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Pledgee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Pledgee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 15. Counterparts; Language. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original but such counterparts together shall constitute one and the same instrument.

Section 16. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and delivered by internationally recognized overnight courier, telecopied or delivered, as follows;

if to the Pledgor, at its address at:

c/o Intcomex, Inc.

9835 N.W. 14th Street

Suite 101-102

Miami, Florida 33172

Attention: Michael Shalom

and if to the Pledgee, at its address at :

The Bank of New York

101 Barclay Street Floor 810

New York, New York 16286

Attention: Corporate Trust Administration

or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when delivered by recognized overnight courier, or telecopied, be effective, in the case of delivery by a nationally recognized overnight courier, one day after being deposited in or to the overnight courier’s office or representative, and in all other cases when receipt is acknowledged by the telecopier machine, except that notices and communications to the Pledgee pursuant to this Agreement shall not be effective until received and so acknowledged by the Pledgee.

Section 17. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and (a) shall remain in full force and effect until the Secured Obligations shall have been satisfied in full, (b) be binding upon the Pledgor, its successors and assigns and (c) inure, together with the rights and remedies of the Pledgee hereunder, to the benefit of the Pledgee, and its respective successors, transferees and assigns and for the equal and ratable benefit of the Holders of the Notes from time to time.

Section 18. Termination. Upon the payment in full in cash of the Secured Obligations, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Pledgee will, as soon as practicable, at the Pledgor’s expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request and provide to evidence such termination.

Section 19. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America. For the interpretation, performance and enforcement of this Agreement, each of the parties hereto expressly submits to the jurisdiction of the competent state or federal courts sitting in the borough of Manhattan, City of New York, United States of America, and waive any other jurisdiction to which it may be entitled by reason of its present or future domicile or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first above written.

Pledgor
Intcomex Holdings, SPC-I, LLC

/s/ Isaac Shalom
By:	Isaac Shalom
Title:	Secretary, Intcomex, Inc., its sole member

The Pledgee
The Bank of New York

/s/ Stacey B. Poindexter
By:	Stacey B. Poindexter
Title:	Assistant Vice President

EXHIBIT “A”

[Date]

The Bank of New York

As Pledgee

101 Barclay Street Floor 810

New York, New York 16286

Attention: Corporate Trust Administration

Gentlemen:

Reference is made to the Stock Pledge Agreement dated as of August 25, 2005 (the “Pledge Agreement”) in favor of The Bank of New York, in its capacity as trustee under the Indenture defined therein (the “Pledgee”), for the equal and ratable benefit of the holders of the Notes (as defined therein) made by the undersigned. Pursuant to the Pledge Agreement we have pledged to you, as pledgee, 13,000 Series B-1 shares representing 65% of the outstanding capital stock of Centel, S.A. de C.V. to guarantee the Secured Obligations. All capitalized terms used, and not otherwise defined, herein shall have the definitions assigned thereto in the Pledge Agreement.

We hereby irrevocably and unconditionally agree that if an Event of Default under Section 6.1 of the Indenture shall occur and is continuing you, your assignees, or such person legally capable appointed by you for such purposes, may at any time you deem advisable pursuant to and in accordance with the Pledge Agreement, appropriate the Pledged Shares in your favor as pledge, as long as the necessary and applicable procedures are carried out in accordance to Mexican law.

This authorization is given to you and your successors and assigns pursuant to Article 344 of the Mexican General Law of Credit Instruments and Transactions (Ley General de Títulos y Operaciones de Crédito) of the United Mexican States.

Very truly yours,

Intcomex Holdings, SPC-I, LLC

By:
Title: